Exhibit 99.1

Interlink Electronics Reports Strong Second Quarter 2025 Results

•        Q2 2025 Revenue up 18%, Driving Solid Gross Margins and Profitability

•        Beginning Production on Integrated Sensing Solution for Division of Top 10 Global OEM

•        Awarded $280K SBIR Grant, Underscoring Interlink’s Leading Position in the Gas Sensing Industry

FREMONT, Calif., August 13, 2025 – Interlink Electronics, Inc. (Nasdaq: LINK) (“Interlink” or the “Company”), a global leader in sensor technology and printed electronic solutions, today reported results for the second quarter ended June 30, 2025.

The second quarter of 2025 marked a pivotal step in Interlink’s mission to become a global leader in sensor technology and printed electronic solutions. Progress on key strategic initiatives is positioning the company to achieve its growth and profitability objectives.

Q2 2025 and Recent Highlights

•	Revenue growth: Increased revenue 18% year-over-year to $3.4 million.

•	Profitability progress: Gross margin improved to 45%, driving $323,000 of adjusted EBITDA (non-GAAP) and positive net income of $100,000, underscoring Interlink’s disciplined execution and operating leverage.

•	Major design win: In April, secured an integrated sensing solution program with a division of a top-10 global company. Pre-production begins this quarter, with approximately $1 million of revenue expected in 2026 and meaningful expansion projected in 2027 and beyond.

•	SBIR award: In August, received a $280,000 SBIR Phase 1 award from the National Institute of Environmental Health Sciences (NIEHS) to develop a high-resolution, hyper-local air quality monitoring system using low-cost gas sensing nodes and advanced AI forecasting.

•	Customer momentum: Continued to expand relationships with new and existing Fortune 500 customers, supported by a scalable product portfolio and disciplined execution.

•	While organic execution remains the top priority, the Company is actively evaluating a growing pipeline of strategic acquisition opportunities and will pursue transactions that align with long-term goals and enhance shareholder value.

Management Commentary

“Our second quarter results reflect the tangible progress we are making toward sustainable, profitable growth,” said Steven N. Bronson, Chairman, President, and CEO. “Revenue increased 18% year-over-year, driven by higher gas-sensor shipments, stronger printed electronics demand through our Calman Technology subsidiary, and contributions from our recent Conductive Transfers acquisition. Sequential gross margin improvement to 45% reflects disciplined execution and a favorable product mix. We expect to see continued year-over-year revenue and gross margin improvements in the second half of 2025 and in to 2026.

“Momentum in our gas-sensor and printed electronics product-lines is particularly encouraging, and we anticipate a steady rebound in our force-sensing business as demand normalizes. In parallel, we are actively evaluating a robust M&A pipeline and will act when opportunities align with our strategy and enhance shareholder value.

“With a sharpened focus, improving financial profile, and multiple growth vectors, we believe 2026 will be a defining year for Interlink, characterized by accelerating top-line growth, expanding gross margins, and consistent profitability.”

Consolidated Financial Results

(Amounts in thousands except per share data and percentages)

	Three Months Ended June 30,				Six Months Ended June 30,
	2025	2024	$ ∆	% ∆	2025	2024	$ ∆	% ∆
Revenue	$3,414	$2,898	$516	17.8%	$6,078	$6,022	$56	0.9%
Gross profit	$1,538	$1,305	$233	17.9%	$2,487	$2,558	$(71)	(2.8)%
Gross margin	45.0%	45.0%			40.9%	42.5%
Income (loss) from operations	$66	$(313)	$379		$(783)	$(1,064)	$281
Net income (loss)	$100	$(307)	$407		$(705)	$(1,048)	$343
Net loss applicable to common stockholders	$—	$(407)	$407		$(905)	$(1,248)	$343
Earnings (loss) per common share – diluted	$—	$(0.04)	$0.04		$(0.09)	$(0.13)	$0.04
Adjusted EBITDA	$323	$(80)	$403		$(300)	$(588)	$288

Revenue for the second quarter of 2025 increased 18% to $3.4 million, compared to $2.9 million in the second quarter of 2024. The year-over-year growth was driven by higher shipments of gas-sensor products, increased sales of printed electronics through our Calman Technology subsidiary (benefiting in part from a stronger Pound Sterling), and contributions from the recently acquired Conductive Transfers subsidiary, partially offset by lower sales of force-sensor products. Revenue continues to reflect fluctuations in customer demand, which can vary with order flow and production cycles, impacting both the timing and volume of shipments.

Gross margin for the quarter was 45.0%, flat compared to the second quarter of last year, and up from 35.6% in the first quarter of 2025. The sequential improvement primarily reflects higher revenue and favorable product mix.

Net income totaled $100,000, compared to a net loss of $307,000 in the year-ago period. The improvement in net income was driven by higher revenue and lower operating expenses, reflecting reduced headcount and related compensation costs.

Adjusted EBITDA, a non-GAAP financial measure, was $323,000, compared to $(80,000) in the prior-year period.

About Interlink Electronics, Inc.

Interlink Electronics is a leading provider of sensors and printed electronic solutions, boasting 40 years of success in delivering mission-critical technologies across diverse markets. Our customers, including global blue-chip companies, trust our products and solutions, which span various markets, including medical, industrial, automotive, wearables, IoT, and other specialty markets. Our expertise in materials science, manufacturing, embedded electronics, firmware, and software enables us to create custom solutions tailored to our customers’ unique needs.

We serve our international customer base from our corporate headquarters and proprietary gas sensor production and product development facility in Fremont, California (Silicon Valley area); our Global Product Development and Materials Science Center and distribution and logistics center in Camarillo, California; and our advanced printed-electronics manufacturing facilities in Shenzhen, China; Irvine, Scotland; and Barnsley, England.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in our press releases include statements about our projected financial and operating performance, our acquisition program, our strategy and prospects, and our opportunities for organic growth and synergies. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates and tariffs; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of the respective release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with United States generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measure: Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted EBITDA for a particular period as net income (loss) before interest, taxes, depreciation and amortization, and as further adjusted for stock-based compensation expense.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results, such as amortization expense related to our recent acquisitions. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) is allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our investors to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Company Contact:

Interlink Electronics, Inc.

Steven N. Bronson, CEO

LINK@IESensors.com

805-623-4184

Investor Relations Contact:

Gateway Group

Matt Glover and Clay Liolios

LINK@IESensors.com

949-574-3860

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2025	2024

	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$2,329	$2,950
Accounts receivable, net	2,022	1,612
Inventories	1,651	2,009
Prepaid expenses and other current assets	422	328
Total current assets	6,424	6,899
Property, plant and equipment, net	552	411
Intangible assets, net	1,723	1,874
Goodwill	2,626	2,658
Right-of-use assets	931	1,064
Deferred tax assets	160	82
Other assets	94	128
Total assets	$12,510	$13,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$501	$573
Accrued liabilities	312	377
Lease liabilities, current	353	352
Accrued income taxes	256	88
Total current liabilities	1,422	1,390

Long-term liabilities
Lease liabilities, long term	641	777
Deferred tax liabilities	408	456
Total long-term liabilities	1,049	1,233
Total liabilities	2,471	2,623

Stockholders’ equity
Preferred stock	2	2
Common stock	10	10
Additional paid-in-capital	62,327	62,313
Accumulated other comprehensive income	452	15
Accumulated deficit	(52,752)	(51,847)
Total stockholders’ equity	10,039	10,493
Total liabilities and stockholders’ equity	$12,510	$13,116

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in thousands, except per share data)
Revenue	$3,414	$2,898	$6,078	$6,022
Cost of revenue	1,876	1,593	3,591	3,464
Gross profit	1,538	1,305	2,487	2,558
Operating expenses:
Engineering, research and development	363	510	797	1,086
Selling, general and administrative	1,109	1,108	2,473	2,536
Total operating expenses	1,472	1,618	3,270	3,622
Income (loss) from operations	66	(313)	(783)	(1,064)
Other income (expense), net	25	16	30	48
Income (loss) before income taxes	91	(297)	(753)	(1,016)
Income tax expense (benefit)	(9)	10	(48)	32
Net income (loss)	$100	$(307)	$(705)	$(1,048)

Net income (loss) applicable to common stockholders	$—	$(407)	$(905)	$(1,248)
Earnings (loss) per common share – basic and diluted	$—	$(0.04)	$(0.09)	$(0.13)
Weighted average common shares outstanding – basic and diluted	9,864	9,860	9,864	9,860

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET LOSS TO CONSOLIDATED ADJUSTED EBITDA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

	(in thousands)
Net income (loss)	$100	$(307)	$(705)	$(1,048)
Adjustments to arrive at earnings before interest, taxes, depreciation, and amortization (EBITDA):
Interest (income)	(7)	(14)	(13)	(32)
Income tax expense (benefit)	(9)	10	(48)	32
Depreciation expense	47	37	94	77
Amortization expense	185	189	358	378
EBITDA	316	(85)	(314)	(593)
Adjustments to arrive at Adjusted EBITDA:
Stock-based compensation expense	7	5	14	5
Adjusted EBITDA	$323	$(80)	$(300)	$(588)